Exhibit 99.1

ALTRIA ANNOUNCES CASH TENDER OFFER

FOR ANY AND ALL OF ITS 9.95% NOTES DUE 2038

AND ANY AND ALL OF ITS 10.20% NOTES DUE 2039

•	Altria commences a cash tender offer for any and all of its 9.95% Notes due 2038 and any and all of its 10.20% Notes due 2039, in connection with which it expects to record a one-time charge against reported earnings in the third quarter of 2016.

•	Altria also commences an offering of new senior unsecured debt.

RICHMOND, Va. – September 13, 2016 — Altria Group, Inc. (Altria) (NYSE: MO) today announced that it is commencing a cash tender offer for any and all of its senior unsecured 9.95% Notes due 2038 (the “2038 Notes”) and any and all of its senior unsecured 10.20% Notes due 2039 (the “2039 Notes” and, together with the 2038 Notes, the “Notes”). Concurrently, Altria is commencing an underwritten public offering of new senior unsecured notes (the “New Notes”). Altria expects these transactions to reduce its weighted average coupon rate and ongoing interest expense and extend the weighted average maturity of its debt. The tender offer will expire at 5:00 p.m., New York City time, on Monday, September 19, 2016, unless extended or earlier terminated by Altria (the “Expiration Time”).

The terms and conditions of the tender offer are described in the Offer to Purchase, dated September 13, 2016 and the related Letter of Transmittal and Notice of Guaranteed Delivery. The following table sets forth certain information relating to pricing for the tender offer.

Title of Securities	CUSIP Number	Outstanding Principal Amount	U.S. Treasury Reference Security	Fixed Spread (bps)	Bloomberg Reference Page
9.95% Notes due 2038	02209SAE3	$682,321,000	2.500% due 05/15/2046	167	FIT1
10.20% Notes due 2039	02209SAH6	$717,708,000	2.500% due 05/15/2046	167	FIT1

Upon the terms and subject to the conditions of the tender offer, all Notes validly tendered and not validly withdrawn at or prior to the Expiration Time will be accepted for purchase. Altria reserves the right to terminate or withdraw the tender offer for the Notes, subject to applicable law. In the event of a termination or withdrawal of the tender offer, Notes tendered and not accepted for purchase pursuant to the tender offer will be promptly returned to the tendering holders.

Holders who wish to be eligible to receive the Total Consideration (as defined below) must validly tender and not validly withdraw their Notes at any time at or prior to the Expiration Time. Tendered Notes may be withdrawn at any time at or prior to the earlier of (i) the Expiration Time, and (ii) if the tender offer is extended, the 10th business day after commencement of the tender offer. Notes

6601 West Broad Street, Richmond, VA 23230

subject to the tender offer may also be validly withdrawn in the event the tender offer has not been consummated within 60 business days after commencement.

The applicable total consideration per $1,000 principal amount of each series of Notes (for each series of Notes, the “Total Consideration”) will be a price (calculated in accordance with standard market practice) determined as described in the Offer to Purchase by reference to a yield to maturity equal to the sum of (i) the yield to maturity for the United States Treasury (“UST”) Reference Security specified in the table above, calculated based on the bid-side price of such UST Reference Security as of 11:00 a.m., New York City time, on Monday, September 19, 2016, plus (ii) the applicable fixed spread specified in the table above.

In addition, holders whose Notes are purchased in the tender offer will be paid accrued and unpaid interest on their purchased Notes from the last applicable interest payment date up to, but not including, the payment date for such purchased Notes. Upon the terms and subject to the conditions of the tender offer, the settlement of the tender offer will occur promptly after the Expiration Time.

The tender offer is subject to the satisfaction or waiver of certain conditions, as specified in the Offer to Purchase.

Note Issuance

Altria intends to finance the purchase of validly tendered and accepted Notes with the net proceeds from its concurrent public offering of the New Notes, cash on hand or a combination of the net proceeds from the offering of the New Notes and cash on hand. Nothing contained herein shall constitute an offer of the New Notes.

The offering of the New Notes is being made only by means of a prospectus and related prospectus supplement, which may be obtained by visiting the Securities and Exchange Commission’s website at www.sec.gov.

Information Relating to the Tender Offer

Deutsche Bank Securities Inc., Goldman, Sachs & Co., Citigroup Global Markets Inc. and J.P. Morgan Securities LLC are acting as the Dealer Managers for the tender offer. Investors with questions may contact Deutsche Bank Securities Inc. at (866) 627-0391 (toll-free) or (212) 250-2955 (collect), or Goldman, Sachs & Co. at (800) 828-3182 (toll-free) or (212) 357-1039 (collect). Global Bondholder Services Corporation is the Information Agent and Depositary and can be contacted at the following numbers: banks and brokers can call (212) 430-3774 (collect), and all others can call (866) 470-3900 (toll-free).

Copies of the Offer to Purchase and the related Letter of Transmittal and Notice of Guaranteed Delivery are available at the following web address: http://www.gbsc-usa.com/Altria/

This press release is neither an offer to sell nor a solicitation of offers to buy any securities. The tender offer is being made only pursuant to the Offer to Purchase and the related Letter of Transmittal and Notice of Guaranteed Delivery. The tender offer is not being made to holders of Notes in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction. None of Altria, the Dealer Managers, the Depositary, the Information Agent or the trustee for the Notes makes any recommendation in connection with the tender offer. Please refer to the Offer to Purchase for a description of offer terms, conditions, disclaimers and other information applicable to the tender offer.

2016 Third Quarter Charge

Altria expects to record a one-time charge against reported earnings in the third quarter of 2016, reflecting the loss on early extinguishment of debt related to the tender offer. The charge will depend upon the pricing and amount of Notes purchased in the tender offer.

Altria’s Profile

Altria’s wholly-owned subsidiaries include Philip Morris USA Inc., U.S. Smokeless Tobacco Company LLC, John Middleton Co., Nu Mark LLC, Ste. Michelle Wine Estates Ltd. (“Ste. Michelle”) and Philip Morris Capital Corporation. Altria holds a continuing economic and voting interest in SABMiller plc.

The brand portfolios of Altria’s tobacco operating companies include Marlboro®, Black & Mild®, Copenhagen®, Skoal®, MarkTen® and Green Smoke®. Ste. Michelle produces and markets premium wines sold under various labels, including Chateau Ste. Michelle®, Columbia Crest®, 14 Hands® and Stag’s Leap Wine Cellars™, and it imports and markets Antinori®, Champagne Nicolas Feuillatte™, Torres® and Villa Maria Estate™ products in the United States. Trademarks and service marks related to Altria referenced in this release are the property of Altria or its subsidiaries or are used with permission. More information about Altria is available at altria.com and on the Altria Investor app.

Source: Altria Group, Inc. Altria Client Services Investor Relations 804-484-8222	Altria Client Services Media Relations 804-484-8897

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